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                                                                  Exhibit 23.1

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 10, 1998, except for Notes 1, 2, 3 and 8 which are as of June 9, 1998 and Note 10 which is as of October 6, 1998 appearing on page F-1 of ITT Educational Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the inclusion of our report dated January 9, 1999, which appears on page F-1 of this Registration Statement on Form S-3. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data".



PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
January 25, 1999